Exhibit 10.1

SEVERANCE AND RELEASE AGREEMENT

This SEVERANCE AND RELEASE AGREEMENT (this “Agreement”) is being entered into by and between Auxilium Pharmaceuticals, Inc. (“Auxilium” or the “Company”), and Armando Anido (hereinafter “Mr. Anido”).

Background

Mr. Anido and Auxilium are parties to that certain Amended and Restated Employment Agreement having an effective date of December 23, 2010 (the “Employment Agreement”).

Mr. Anido and the Company have mutually agreed that Mr. Anido’s employment with Auxilium will end on December 7, 2011 (the “Termination Date”), and Mr. Anido will resign from the Board of Directors of the Company (the “Board”), including any committees of the Board or committees of any subsidiaries of the Company, effective on the Termination Date.

Each of Auxilium and Mr. Anido desire to enter into this Agreement to fully resolve all questions of expenses, compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which Mr. Anido may have relating to his employment and his termination of that employment with the Company.

Terms and Conditions

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Effective as of the Termination Date, Mr. Anido will cease to serve as Chief Executive Officer and President of the Company. The Company acknowledges that Mr. Anido’s resignation was not voluntary and, therefore, a termination without Cause (as defined in the Employment Agreement), and, as such, Mr. Anido shall be entitled to those benefits and payments as are provided for in Section 2.1 of the Employment Agreement on the terms and subject to the conditions set forth therein and Mr. Anido’s continued compliance with the terms hereof. The Company further acknowledges that as Mr. Anido has agreed to tender his resignation as an officer of the Company and each of its subsidiaries effective as of the Termination Date, Mr. Anido shall be entitled to receive 30-days’ Base Salary (as defined in the Employment Agreement) in lieu of notice as provided for in Section 2.1(a) of the Employment Agreement, which amount equals $48,100. Such $48,100, as reduced by any applicable tax withholdings and normal deductions, will be paid to Mr. Anido on December 23, 2011 as part of the Company’s regular pay cycle on such date. Mr. Anido shall resign from the Board, including any committees of the Board or committees of any subsidiaries of Auxilium effective on the Termination Date.

2. Subject in all respects to this Agreement, including, without limitation the release of claims set forth in paragraph 4 hereof and Mr. Anido’s compliance with the terms hereof, becoming effective and enforceable in accordance with paragraph 10 hereof, Auxilium shall provide payments described in (a) and (b) below, less appropriate withholdings taxes and deductions. In addition, regardless of whether this Agreement becomes effective and enforceable in accordance with paragraph 10 hereof, Mr. Anido shall be entitled to the other benefits described in (c) and, with respect to the first 90 days following the Termination Date, (d) below.

(a) Payment in the gross amount of $1,906,800. This amount will be paid in 24 equal monthly installments commencing within 60 days following the Termination Date.

(b) Provided Executive timely elects COBRA continuation coverage, reimbursement of the monthly COBRA medical insurance cost (less any required employee payments calculated as if Executive had continued to be an employee) during the 18 month period following the Termination Date for Mr. Anido, and (if applicable) dependents. Following the 18-month period, if Mr. Anido secures an individual policy for health coverage (for himself and any dependents), Auxilium will reimburse Mr. Anido for the monthly cost of such coverage for 6 months, provided that the amount does not exceed the monthly COBRA continuation coverage costs. All other benefits associated with his employment will be discontinued on the Termination Date, subject to any conversion rights that Mr. Anido may have. The COBRA health care continuation period shall run concurrently with the foregoing period.

(c) Mr. Anido will also be compensated for his earned, but unused, vacation time through the Termination Date, which amount is $37,740. Such $37,740, as reduced by any applicable tax withholdings, will be paid to Mr. Anido on December 23, 2011 as part of the Company’s regular pay cycle on such date.

(d) All outstanding stock options and restricted stock units that would have become vested during the 24-month period following the Termination Date will become fully vested as of the Termination Date. In accordance with the terms of the applicable grant agreements pursuant to which they were granted and the Company’s 2004 Equity Compensation Plan, including the determination by the Compensation Committee of the Board to extend the post termination exercise period of such stock options, Mr. Anido has until September 7, 2012 to exercise all outstanding options that have vested as of the Termination Date; provided however, that if Mr. Anido breaches any of his obligations under this Agreement or Sections 4, 5, 6, and 7 of the Employment Agreement, any vested and unexercised options shall terminate immediately and automatically be deemed forfeited as of the date of such breach. Subject to Section 2.1(b)(iii) of the Employment Agreement, outstanding options and restricted stock units that have not vested as of the Termination Date will be forfeited. For the avoidance of doubt, with respect to the Restricted Stock Unit Grant Agreement by and between Auxilium and Mr. Anido dated February 17, 2011, if the Committee (as defined therein) determines that all or any portion of the Performance Goal (as defined therein) is achieved, then Mr. Anido shall be immediately vested in the right to receive 66% of the shares of Company Stock (as defined therein) earned upon achievement of such Performance Goal. Information regarding the vested options will be provided under separate cover.

3. Mr. Anido agrees to submit final travel and expense reports to Human Resources by December 28, 2011 and to cooperate with the immediate return of all Company property, as applicable; provided that Mr. Anido may retain his Company purchase i-Phone, i-Pad and laptop computer so long as Mr. Anido cooperates with the Company to remove all Company-related information from such devices.

4. MR. ANIDO, FOR HIMSELF AND HIS RESPECTIVE ADMINISTRATORS, EXECUTORS, AGENTS, BENEFICIARIES AND ASSIGNS, AGREES TO WAIVE, RELEASE AND FOREVER DISCHARGE AUXILIUM PHARMACEUTICALS, INC. (AS DEFINED BELOW) OF AND FROM ANY AND ALL CLAIMS (AS DEFINED BELOW). Mr. Anido further agrees that should any other person, organization or entity file a lawsuit or arbitration to assert any such Claim, he will not seek any personal relief in such an action. This General Release of Claims provision (this “Release”) covers all Claims arising from the beginning of time up to and including the date of this Agreement.

Exclusions: Notwithstanding any other provision of this Release, the following are not barred by the Release: (a) Claims relating to the validity of this Agreement; (b) Claims by either party to enforce this Agreement; (c) Claims which legally may not be waived; (d) Claims for any vested benefits under any of Auxilium’s employee benefit plans, and (e) Claims for indemnification pursuant to Auxilium’s by-laws or other corporate governance documents or policies or pursuant to any directors and officers or other insurance policies covering Mr. Anido. In addition, this Release does not bar Mr. Anido’s right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”) and/or to participate in an investigation by the EEOC, although the Release does bar Mr. Anido’s right to recover any personal relief if he or any person, organization, or entity asserts a charge on his behalf, including in a subsequent lawsuit or arbitration.

The following provisions further explain this Release:

(a) Definition of “Claims”. Except as stated above, “Claims” includes without limitation all actions or demands of any kind that Mr. Anido now has or may have or claim to have in the future. More specifically, Claims include rights, causes of action, damages, penalties, losses, attorneys’ fees, costs, expenses, obligations, agreements, judgments and all other liabilities of any kind or description whatsoever, either in law or in equity, whether known or unknown, suspected or unsuspected.

The nature of Claims covered by this Release includes without limitation all actions or demands in any way based on Mr. Anido’s employment with the Company, the terms and conditions of such employment or Mr. Anido’s separation from employment. More specifically, all of the following are among the types of Claims which, to the extent permitted by law, are waived and barred by this Release:

•	Contract Claims (whether express or implied);

•	Tort Claims, such as for tortious interference, defamation or emotional distress;

•	Claims under federal, state and municipal laws, regulations, ordinance or court decisions of any kind;

•

Claims of discrimination, harassment or retaliation, whether based on race, color, religion, gender, sex, age, sexual orientation, handicap and/or disability, national origin, whistleblowing or any other legally protected class;

•	Claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act and similar state and local laws;

•	Claims under the Employee Retirement Income Security Act, the Occupational Safety and Health Act and similar state and local laws;

•	Claims for wrongful discharge; and

•	Claims for attorney’s fees, litigation expenses and/or costs.

The foregoing list is intended to be illustrative and not exhaustive.

(b) Definition of “Auxilium Pharmaceuticals, Inc.” “Auxilium Pharmaceuticals, Inc.” includes, without limitation, Auxilium Pharmaceuticals, Inc. and its respective past, present and future parents, affiliates, subsidiaries, divisions, predecessors, successors, assigns, employee benefit plans and trusts. It also includes all past, present and future managers, directors, officers, partners, agents, employees, attorneys, representatives, consultants, associates, fiduciaries, plan sponsors, administrators and trustees of each of the foregoing.

5. Mr. Anido expressly acknowledges that:

(a) He remains bound by Sections 4, 5, 6, and 7 of the Employment Agreement, which remain in full force and effect, and whose remaining in full force and effect is reasonably and properly required for the protection of the Company’s business; and, in keeping with the foregoing, Mr. Anido explicitly and specifically acknowledges that among his obligations thereunder, he may not directly or indirectly solicit or recruit any employee of Auxilium to work for a third party other than Auxilium (excluding newspaper or similar print or electronic solicitations of general circulation);

(b) The provisions of Section 8 of the Employment Agreement remain in full force and effect;

(c) Auxilium’s obligation to provide him with the benefits set forth in paragraph 2 above are contingent upon his ongoing compliance with Sections 4, 5, 6, and 7 of the Employment Agreement and his obligations under this Agreement;

(d) He will not disparage the personal or professional reputation of Auxilium, its directors, officers, or employees. Auxilium will direct its officers and directors not to disparage the personal or professional reputation of Mr. Anido. Nothing in this section is intended to prohibit or restrict Mr. Anido or Auxilium, its officers and directors from making any disclosure of information required by law or participating in an otherwise legally protected activity, such as an investigation or proceeding by a federal regulatory or law enforcement agency or legislative body;

(e) He shall cooperate with Auxilium with respect to any legal issue regarding any matter of which he had knowledge during his employment with Auxilium. His cooperation includes appearance at depositions, assistance in responding to discovery demands, preparation for trials, and appearance at trial. Auxilium will reimburse Mr. Anido for all reasonable expenses incurred by him in providing such assistance;

(f) Mr. Anido shall provide, upon the reasonable request of the Chief Executive Officer and President of Auxilium (“CEO”), advice and support solely and directly to the CEO on a variety of matters related to Auxilium’s business (the “Services”). Mr. Anido shall perform the Services for a reasonable period of time per month during the six-month period following the Termination Date, unless the parties agree otherwise, and Mr. Anido shall perform the Services telephonically or electronically. In requesting that Mr. Anido perform Services, Auxilium will reasonably accommodate Mr. Anido’s schedule with regard to other work for which he may be responsible. Under no circumstances shall Mr. Anido, in the course of performing the Services or otherwise, be provided with any material non-public information within the meaning of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. No breach of this Section 5(f) shall be deemed to have occurred unless Auxilium provides Mr. Anido with written notice describing with particularity the manner in which it alleges this Section 5(f) has been breached, Auxilium provides Mr. Anido with 15 days after his receipt of such written notice to cure any such alleged breach, and, after the expiration of such 15 day period, the Company determines that such breach has not been cured; and

(g) After the Termination Date, Auxilium will not have any obligation to provide Mr. Anido at any time in the future with any payments, benefits or considerations other than those recited in subsections (a) through (d) of paragraph 2 above and any vested benefits to which Mr. Anido may be entitled under the terms of Auxilium’s benefit plans.

6. By entering into this Agreement, the Company does not admit and expressly denies that it has violated any contract, rule or law, including but not limited to, any federal, state and local statute or law relating to employment or employment discrimination.

7. Mr. Anido understands and acknowledges that by signing this Agreement and accepting the terms contained herein he is receiving benefits that he would not otherwise be entitled to. Mr. Anido acknowledges that he is receiving this payment in exchange for entering into this Agreement and complying with all the provisions of this Agreement.

8. Mr. Anido acknowledges that he has been advised in writing to consult with an attorney before signing this Agreement.

9. Mr. Anido acknowledges that he has been provided with a period of at least 21 calendar days to consider the terms of this offer from the date this Agreement first was presented to him on December 7, 2011. No changes to this offer, whether material or immaterial, will restart the running of the foregoing consideration period.

Mr. Anido shall notify Auxilium of his acceptance of this Agreement by delivering a signed copy to the Company, addressed to Jennifer Armstrong. Mr. Anido understands that he may take the entire 21 day period to consider this Agreement. Mr. Anido may not return this Agreement prior to the Termination Date. If Mr. Anido does not notify Auxilium of his acceptance of this Agreement by delivering a signed copy to the Company, addressed to Jennifer Armstrong, Mr. Anido shall have no further right to receive the payments recited in subsections (a) and (b) of paragraph 2 above.

By signing and returning this Agreement, Mr. Anido acknowledges that the consideration period afforded him a reasonable period of time to consider fully each and every term of this Agreement, including the General Release of Claims set forth in paragraph 4 above, and that he has given the terms full and complete consideration.

10. If Mr. Anido notifies Auxilium of his acceptance of this Agreement by delivering a signed copy to the Company addressed to Jennifer Armstrong as described above, Mr. Anido may revoke the Agreement for a period of seven days. The Agreement shall not become effective or enforceable until the seven-day revocation period has ended. For revocation to be effective, it must be delivered to Jennifer Armstrong, Auxilium Pharmaceuticals, Inc., 40 Valley Stream Parkway, Malvern, PA 19355.

11. Mr. Anido, intending to be legally bound, certifies and warrants that he has read carefully this Agreement and has executed it voluntarily and with full knowledge and understanding of its significance, meaning and binding effect. Mr. Anido further declares he is competent to understand the content and effect of this Agreement and that his decision to enter into this Agreement has not been influenced in any way by fraud, duress, coercion, mistake or misleading information.

12. This Agreement will take effect on the first business day following the expiration of the revocation period specified in paragraph 10 hereof, provided that Mr. Anido chooses not to revoke it.

13. Mr. Anido may not assign his rights or obligations under this Agreement or the Employment Agreement. Auxilium may assign this Agreement to a successor or assignee in connection with a merger, consolidation or sale or transfer of assets.

14. If any provision of this Agreement is or shall be declared invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall not be affected thereby and shall remain in full force and effect.

15. The construction, interpretation and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to any choice of law or conflict of law, choice of forum or provision, rule or principle (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16. This Agreement supersedes any and all prior agreements or understandings between Mr. Anido and Auxilium, except those provisions of the Employment Agreement identified above. Mr. Anido represents and acknowledges that in executing this Agreement he has not relied upon any representation or statement not set forth herein made by the Auxilium Pharmaceuticals, Inc. (as defined in paragraph 4(b) hereof) with regard to the subject matter of this Agreement. Any modification of this Agreement must be made in writing and signed by all parties.

[Signature Page Follows]

As evidenced by their signatures below, the parties intend to be legally bound by this Agreement.

/s/ Armando Anido
Armando Anido

DATE:	December 23, 2011

AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ James E. Fickenscher
Name:	James E. Fickenscher
Title:	Chief Financial Officer

Date:	December 23, 2011